Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of FlexShopper, Inc. to Form S-1 on Form S-3 (No. 333-226823) to be filed on or about May 7, 2019 of our report dated March 11, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 11, 2019. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

May 7, 2019